EXHIBIT 99


        Keith Hershey Sheehan Benoit Dempsey & Oman, P.C. Letterhead


                        Independent Auditors' Report
                        ----------------------------


To The Finance Committee
The Falmouth Cooperative Bank
Falmouth, Massachusetts


We have audited the accompanying statements of financial condition of The Falmouth Cooperative Bank as of September 30, 1995 and 1994, and the related statements of income, changes in net worth and cash flows for each of the years in the three-year period ended September 30, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Falmouth Cooperative Bank as of September 30, 1995 and 1994, and the results of its operations and cash flows for each of the years in the three-year period ended September 30, 1995 in conformity with generally accepted accounting principles.

                                       /s/ Keith Hershey Sheehan Benoit
                                           Dempsey & Oman, P.C.

November 20, 1995